UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011

 PROVIDENT COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5735	57-1001177
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2700 Celanese Road, Rock Hill, South Carolina	29732
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(803) 325-9400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition.

On May 2, 2011, Provident Community Bancshares, Inc., the holding company for Provident Community Bank, N.A., announced its first quarter results for the period ending March 31, 2011.  The press release announcing financial results for the period ending March 31, 2011 is included as Exhibit 99.1 and incorporated herein by reference.

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 27, 2011, Provident Community Bancshares, Inc. (the “Company”) received a letter from The NASDAQ Stock Market notifying  the Company that, for 30 consecutive business days, the Company’s common stock had not maintained a minimum bid price of $1.00 per share as required for continued inclusion on The NASDAQ Capital Market by Listing Rule 5550(a)(2). This notification has no effect on the listing of the Company’s securities at this time.

NASDAQ has provided the Company 180 calendar days, or until October 24, 2011, to regain compliance with Listing Rule 5550(a)(2).  If, at any time before October 24, 2011, the bid price of the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with Listing Rule 5550(a)(2) and the Company’s shares will continue to trade on The NASDAQ Capital Market.  If the Company determines that it will  not meet the minimum bid requirement by October 24, 2011 but would otherwise meet all NASDAQ Capital Market initial inclusion requirements except bid price, the Company can notify NASDAQ Market of its intention to cure the deficiency by effecting a reverse stock split, if necessary.  However, if the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, NASDAQ will provide written notice that the Company’s securities will be delisted from The NASDAQ Capital Market.  At such time, the Company would be entitled to appeal the delisting determination to a NASDAQ Listing Qualifications Panel.

Item 9.01       Financial Statements and Exhibits.

(a)       Financial Statement of Businesses Acquired:  Not applicable

(b)       Pro Forma Information:  Not applicable

(c)       Shell Company Transactions:   Not applicable

(d)       Exhibits

Number	Description

99.1	Earnings Release Dated May 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Provident Community Bancshares, Inc.

Dated:	May 2, 2011	By:	/s/ Dwight V. Neese
Dwight V. Neese
President and Chief Executive Officer